UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Albany Molecular Research, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On June 6, 2017, Albany Molecular Research, Inc. delivered the following communication to its employee equity holders:

Employee FAQ on Treatment of AMRI Equity: Stock Options, Restricted Stock, Restricted Stock Units; Performance Share Units, Phantom Stock Awards and Employee Stock Purchase Plan (ESPP)

AMRI Signs Definitive Agreement to be Acquired by GTCR and the Carlyle Group – June 6, 2017

Q: I have stock options to purchase shares of AMRI that have been granted to me as an employee. Some are vested and some are not vested. What happens to these options?

A: Under the terms of our Definitive Agreement, each outstanding stock option will become fully vested at closing and be converted into the right to receive: (i) the excess, if any, of $21.75 over the per share exercise price of such stock option, multiplied by (ii) the aggregate number of shares of common stock underlying such stock option. As is required by the terms of our stock plans, you must remain an AMRI employee through closing in order for any unvested options to fully vest at such time. If your employment with AMRI terminates prior to closing (other than for “cause”), your vested options will be treated as summarized above, assuming closing occurs within 90 days of your termination date, or alternatively, you may exercise such vested options within 90 days of your termination, and any shares you hold at the time of closing will then be purchased from you at the price of $21.75 per share. Any options that are unvested at the time you terminate employment will be forfeited as detailed in your stock option award agreement and the terms of the 1998 Stock Option Plan or the Fifth Amended 2008 Stock Option and Incentive Plan, as applicable.

Q: I have shares of restricted stock of AMRI that have been granted to me as an employee. What happens to these shares if they have not vested before the transaction closes?

A: Under the terms of our Definitive Agreement, each outstanding share of restricted stock will become fully vested at closing and be converted into the right to receive $21.75 per such share. As is required by the terms of the Fifth Amended 2008 Stock Option and Incentive Plan, you must remain an AMRI employee through closing in order for any unvested shares of restricted stock to fully vest at such time. If your employment with AMRI terminates prior to closing, you will forfeit any unvested shares of restricted stock as detailed in your restricted stock agreement and the terms of the Fifth Amended 2008 Stock Option and Incentive Plan.

Q: I have restricted stock units (RSUs) subject to time-based vesting that have been granted to me as an employee. What happens to these RSUs?

A: Under the terms of our Definitive Agreement, RSUs subject to time-based vesting will become fully vested at closing and be converted into the right to receive $21.75 per share subject to the RSU award. As is required by the terms of our stock plan, you must remain an AMRI employee through closing in order for any unvested RSUs to fully vest at such time. If your employment with AMRI terminates prior to closing, you will forfeit any unvested RSUs as detailed in your restricted stock unit agreement and the terms of the Fifth Amended 2008 Stock Option and Incentive Plan.

Q: I have performance share units (PSUs) subject to performance-based vesting that have been granted to me as an employee. What happens to these PSUs?

A: Under the terms of our Definitive Agreement, PSUs will be earned at closing at the greater of (i) 100% of target performance or (ii) actual performance measured as of the closing, and to the extent earned, will be converted into the right to receive $21.75 per share subject to the PSU award. As is required by the terms of our stock plan, you must remain an AMRI employee through closing in order for any unvested PSUs to be earned at such time. If your employment with AMRI terminates prior to closing, you will forfeit any unvested PSUs as detailed in your performance share unit agreement and the terms of the Fifth Amended 2008 Stock Option and Incentive Plan.

Q: I have phantom stock awards that have been granted to me as an employee. What happens to these phantom stock awards?

A: Under the terms of our Definitive Agreement, phantom stock awards will become fully vested at closing and be converted into the right to receive $21.75 per share equivalent underlying such phantom stock awards. You must remain an AMRI employee through closing in order for any unvested phantom stock awards to accelerate and become fully vested at such time. If your employment with AMRI terminates prior to closing, you will forfeit any unvested phantom stock awards as detailed in your phantom stock award agreement.

Q: How will this transaction impact the ESPP?
A: The ESPP will continue through the end of the current offering period. Any shares purchased under the ESPP, including shares purchased during the current offering period which ends on June 30, 2017, that you hold through closing will convert upon closing into the right to receive $21.75 per share. Following the current offering period, there will not be a new offering period and the ESPP will terminate at the closing.

Q: I hold AMRI shares in my personal brokerage account and/or in Merrill Lynch and Stock Cross. What happens to those shares?

A: You will receive instructions through your broker about how to receive the merger consideration ($21.75 per share) for your shares. Shares in your brokerage account, other than shares of restricted stock that are not yet vested, are owned by you in full and not subject to forfeiture if you leave employment with AMRI before closing.

Q: When will the transaction close and how will I know the process to turn in my shares?

A: The transaction is subject to shareholder approval and satisfaction of certain other regulatory requirements. We expect the shareholder meeting to occur in the third quarter of 2017. Assuming the transaction is approved, we expect the transaction to close shortly thereafter. If you hold shares of common stock or restricted stock awards, you will receive a proxy statement detailing the transaction and allowing you to vote on this transaction, and you will also receive instructions about remitting your shares and receiving payment upon closing of the transaction.

Q: Can I convert my AMRI shares into shares in the new entity owned primarily by GTCR and Carlyle investment funds?

A: No, this transaction is structured to provide cash in exchange for your shares.

Q: Post-closing, will the new entity award equity compensation to employees as part of a new equity compensation plan?

A: Details about future equity grants have not yet been determined.

Q: Will I be taxed on the cash I receive?

A: Generally, yes. Stock options, RSUs, PSUs and shares of restricted stock will be subject to tax withholding. Please consult with your personal tax advisor, as each individual has unique facts and circumstances that need to be taken into account.

Q: Where can I find the number of shares underlying the restricted stock, RSUs, PSUs or stock options that I hold?

A: You can find your equity holdings on www.benefits.ml.com.

Additional Information about the Proposed Transaction and Where to Find It

AMRI plans to file with the U.S. Securities and Exchange Commission (“SEC”) and furnish its stockholders with a proxy statement in connection with the proposed transaction with GTCR and Carlyle and security holders of AMRI are urged to read the proxy statement and the other relevant materials when they become available because such materials will contain important information about AMRI, GTCR, Carlyle and their respective affiliates and the proposed transaction. The proxy statement and other relevant materials (when they become available), and any and all other documents filed by AMRI with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov.

In addition, investors may obtain a free copy of AMRI’s filings from AMRI’s website at http://ir.amriglobal.com/ or by directing a request to: Albany Molecular Research, Inc., 26 Corporate Circle, Albany, New York 12203, attn: investorinfo@amriglobal.com.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION.

Participants in the Solicitation

AMRI and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the security holders of AMRI in connection with the proposed transaction. Information about those directors and executive officers of AMRI, including their ownership of AMRI securities, is set forth in the proxy statement for AMRI’s 2017 Annual Meeting of Stockholders, which was filed with the SEC on April 19, 2017, as supplemented by other AMRI filings with the SEC. Investors and security holders may obtain additional information regarding the direct and indirect interests of AMRI and its directors and executive officers in the proposed transaction by reading the proxy statement and other public filings referred to above.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains statements that are not statements of historical fact, including, but not limited to, statements about the expected timetable for completing the transaction; beliefs and expectations of AMRI, Carlyle and GTCR about the proposed acquisition of AMRI and their respect long-term vision for AMRI; the expected treatment of outstanding equity, equity awards, cash incentive compensation and AMRI’s related incentive plans at the closing of the transaction; and the potential for incentive or retention plans following the closing of the transaction. The words “anticipates”, “believes”, “expects”, “may”, “plans”, “predicts”, “will”, “potential”, “goal” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Readers should not place undue reliance on these forward-looking statements. AMRI’s actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which AMRI may not be able to predict and may not be within AMRI’s control. Factors that could cause such differences include, but are not limited to, (i) the risk that the proposed transaction may not be completed in a timely manner, or at all, which may adversely affect AMRI's business and the price of its common stock, (ii) the failure to satisfy all of the closing conditions of the proposed merger, including the adoption of the merger agreement by AMRI's stockholders and the receipt of certain governmental and regulatory approvals in the U.S. and in foreign jurisdictions, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (iv) the effect of the announcement or pendency of the proposed merger on AMRI's business, operating results, and relationships with customers, suppliers, competitors and others, (v) risks that the proposed merger may disrupt AMRI's current plans and business operations, (vi) potential difficulties retaining employees as a result of the proposed merger, (vii) risks related to the diverting of management's attention from AMRI's ongoing business operations, and (viii) the outcome of any legal proceedings that may be instituted against AMRI related to the merger agreement or the proposed merger. In addition, AMRI's actual performance and results may differ materially from those currently anticipated due to a number of risks including, without limitation: changes in customers’ spending and demand and the trends in pharmaceutical and biotechnology companies’ outsourcing of manufacturing services and research and development; AMRI’s ability to provide quality and timely services and to compete with other companies providing similar services; AMRI’s ability to comply with strict regulatory requirements; AMRI’s ability to successfully integrate past and future acquisitions and to realize the expected benefits of each; disruptions in AMRI’s ability to source raw materials; a change in the AMRI’s relationships with its largest customers; AMRI’s ability to service its indebtedness; AMRI’s ability to protect its technology and proprietary information and the confidential information of its customers; AMRI’s ability to develop products of commercial value under its collaboration arrangements; the risk of patent infringement and other litigation; as well as those risks discussed in AMRI’s Annual Report on Form 10-K for the year ended December 31, 2016 as filed with the Securities and Exchange Commission (SEC) on March 16, 2017, subsequent Quarterly Reports filed with the SEC and AMRI’s other SEC filings. Numerous factors, including those noted above, may cause actual results to differ materially from current expectations. AMRI expressly disclaims any current intention or obligation to update any forward-looking statement in this press release to reflect future events or changes in facts affecting the forward-looking statements contained in this document.